September 18, 2007

China Shenghuo Pharmaceutical Holdings, Inc. No. 2, Jing You Road Kunming National Economy and Technology Developing District 650217 People’s Republic of China

Re:	Registration Statement on Form S-3 Registration of 4,006,400 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for China Shenghuo Pharmaceutical Holdings, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (File No. 333-144959) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of an aggregate of 4,006,400 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), which may be sold by the selling stockholders listed in the Registration Statement from time to time. The Shares consist of the following:

(i) 315,400 shares of Common Stock issued to two investors upon the closing of a private placement on May 26, 2005;

(ii) 1,042,400 shares of Common Stock that were issued to FirstAlliance Financial Group, Inc. and Marvel International Limited upon the closing of a share exchange transaction on August 31, 2006 (the “August 2006 Share Exchange”);

(iii) 2,000,000 shares of Common Stock which were originally issued in a private placement completed on August 31, 2006;

(iv) 348,600 shares of Common Stock held by our shareholders who were shareholders immediately prior to the August 2006 Share Exchange;

(v) 200,000 shares of Common Stock which were originally issued at the close of the August 2006 Share Exchange; and

(vi) 100,000 shares of Common Stock issuable upon exercise of warrants which were originally issued at the close of the August 2006 Share Exchange.

China Shenghuo Pharmaceutical Holdings, Inc.
September 18, 2007

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate action of the Company that provides for the issuance of the Shares and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.
Based upon and subject to the foregoing, it is our opinion that:

1.	(a) 315,400 of the Shares referred to in paragraph (i) above,

(b) 1,042,400 of the Shares referred to in paragraph (ii) above,

(c) 2,000,000 of the Shares referred to in paragraph (iii) above,

(d) 348,600 of the Shares referred to in paragraph (iv) above, and

(e) 200,000 of the Shares referred to in paragraph (v) above are duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company; and

China Shenghuo Pharmaceutical Holdings, Inc.
September 18, 2007

2.	100,000 of the Shares issuable upon exercise of the warrants referred to in paragraph (vi) above have been duly authorized and when issued and paid for in accordance with the terms and conditions of the warrants, will be validly issued, fully paid and non-assessable.

We are furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished or relied upon by any other person for any purpose, without our specific prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement, the prospectus or any prospectus supplement within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

Kirkpatrick & Lockhart Preston Gates Ellis LLP